Exhibit 99.01

CannaSys, Inc. CEO to Present at NYC Cannabis Investor Event

Viridian Capital Advisors is pleased to announce four more companies selected to present at the Viridian Cannabis Investor Conference taking place on January 13, 2016. Entitled "Investing in the Emerging Cannabis Industry While Managing Risk", this conference will feature best of breed companies, executives, entrepreneurs, and scientists and will provide investors the market intelligence and insight necessary to capitalize on the growth in the legal marijuana industry while managing both business and reputational risk.

The four newest presenting companies represent some of the most exciting sectors within the cannabis market, including real estate, biotechnology, consumer products, and software.

Michael Tew, CEO of CannaSys, Inc. (OTCQB:MJTK), a technology solutions provider to the regulated cannabis industry whose core products are delivered software-as-a-service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems.

Potter Polk, President and Co-Founder of Kalyx Development, LLC, a value-oriented, on-going equity buyer of industrial and commercial real estate and a landlord well-versed in the regulatory, zoning, and operational challenges unique to the cannabis industry.

Dave Manly, Chairman and CEO of CannaKorp, Inc., a company providing medicinal cannabis users the ultimate in speed, convenience, and consistency through the world's first single-use cannabis pod and vaporization system called the CannaCloud™.

David Goldstein, Co-Founder and CEO of PotBotics, Inc., a Palo Alto and New York-based developer of technology solutions for the medical cannabis market including the PotBot, a recommendation engine that guides medical marijuana patients to the appropriate cannabinoid levels, cannabis strains, and consumption methods for 28 specific ailments.

JANUARY 13, 2016 – JOHN JAY COLLEGE OF CRIMINAL JUSTICE, NEW YORK CITY
CLICK HERE TO REGISTER
*Note: No securities will be offered at this symposium.

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